Exhibit 99.1 (a) 2

Pro Forma Combined Balance Sheet

November 28, 2003

Unaudited

(in thousands)

	NDCHealth	ArcLight	Pro Forma Adjustments (a)		Pro Forma NDC Health
Assets
Current assets:
Cash and cash equivalents	$38,584	$37,367	$(35,384	) (1,2)	$40,567
Accounts receivable, net	73,031	23	—		73,054
Income tax receivable	639	—	—		639
Deferred income taxes	15,377	—	—		15,377
Prepaid expenses and other	33,888	550	700	(1)	35,138

Total current assets	161,519	37,940	(34,684)		164,775

Property and equipment, net	124,493	3,191	—		127,684
Intangible assets, net	475,941	23,482	(7,762	) (1,3,4,5)	491,661
Deferred income taxes	2,312	—	—		2,312
Debt issuance costs	12,269	—	—		12,269
Investments	17,345	—	—		17,345
Other	13,757	—	—		13,757
Total assets of discontinued operations	—	182	(182	) (3)	—

Total Assets	$807,636	$64,795	$(42,628)		$829,803

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$6,590	$—	$—		$6,590
Current portion of obligations under capital leases	921	—	—		921
Accounts payable and accrued liabilities	63,473	4,685	3,118	(5)	71,276
Distribution payable	—	15,055	(15,055	) (2)	—
Accrued interest	13,259	—	—		13,259
Deferred revenue	37,042	—	—		37,042

Total current liabilities	121,285	19,740	(11,937)		129,088

Long-term debt	319,598	—	—		319,598
Obligations under capital leases	266	—	—		266
Deferred revenue	12,049	—	—		12,049
Other long-term liabilities	31,513	—	—		31,513
Total liabilities of discontinued operations	—	599	(599	) (3)	—

Total liabilities	484,711	20,339	(12,536)		492,514

Commitments and contingencies
Minority interest in equity of subsidiaries	8,396	—	—		8,396
Shareholders’ equity:
Preferred stock	—	—	—		—
Common stock	4,414	—	48	(1)	4,462
Capital in excess of par	223,705	—	14,316	(1)	238,021
Members’ equity	—	33,917	(33,917	) (2)	—
Retained earnings	92,496	10,539	(10,539	) (4)	92,496
Deferred compensation and other	(7,731)	—	—		(7,731)
Other comprehensive income	1,645	—	—		1,645

Total shareholders’ equity	314,529	44,456	(30,092)		328,893

Total Liabilities and Shareholders’ Equity	$807,636	$64,795	$(42,628)		$829,803

The accompanying notes are an integral part of this Pro Forma Combined Balance Sheet.